Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Houston, February 19, 2018 – Superior Energy Services, Inc. (the “Company”) today announced net income from continuing operations for the fourth quarter of 2017 of $21.9 million, or $0.14 per diluted share, on revenue of $497.0 million. This compares to a net loss from continuing operations of $57.2 million, or $0.37 per share for the third quarter of 2017, on revenue of $506.0 million and a net loss from continuing operations of $166.3 million, or $1.10 per share for the fourth quarter of 2016, on revenue of $354.4 million.

The Company recorded a provisional income tax benefit of $76.5 million during the fourth quarter due to the enactment of the U.S. Tax Cuts & Jobs Act of 2017. Additionally, the Company recorded a pre-tax charge of $4.2 million in reduction in value of assets. The resulting adjusted net loss from continuing operations for the fourth quarter of 2017 was $51.2 million, or $0.33 per share. This compares to an adjusted net loss from continuing operations of $50.5 million, or $0.33 per share for the third quarter of 2017, and an adjusted net loss from continuing operations of $111.6 million, or $0.74 per share for the fourth quarter of 2016.

For the year ended December 31, 2017, the Company’s net loss from continuing operations was $187.0 million, or $1.22 per share, on revenue of $1,874.1 million as compared with a net loss from continuing operations of $833.3 million, or $5.50 per share, on revenue of $1,450.0 million for the year ended December 31, 2016.

“The U.S. land market experienced dramatic expansion in 2017,” said David Dunlap, President and CEO. This expansion caused us to absorb costs associated with activating idle equipment and hiring field personnel throughout the year. During the fourth quarter, these costs began to abate and our profitability improved. Industry inefficiencies related to transportation of proppant and reliability of supplies have also impacted profitability throughout the year. These types of inefficiencies were to be expected as activity growth increased sharply as measured by the U.S. land rig count expanding by almost 140% between June of 2016 and the end of 2017. As activity growth moderates, these inefficiencies will diminish and we believe that our profitability will continue to improve.

We remain confident that dedicating high quality hydraulic fracturing assets to operators with the most efficient completion operations is the best model for our hydraulic fracturing business. This business realized improvement in profitability throughout the year, which increased sharply in the fourth quarter. During the course of the fourth quarter, we also observed an increase in the percentage of our customers who are now sourcing their own proppant, continuing a broader industry trend. Historically, many of our customers have sourced their own proppant and proppant sales have generally been associated with low margins. As a result, we sold less proppant during the quarter, which impacted our revenue, but this change in behavior did not impact our profitability to the same degree.

“The value of our diversified business model was also apparent as several other product lines across U.S. land markets, led by coiled tubing and pressure control, experienced higher levels of demand and pricing during the quarter.

“Revenue was lower in the Gulf of Mexico, primarily due to lower completion services activity. A large sand control project peaked during the third quarter and was substantially less active in the fourth quarter. Also, a Gulf of Mexico subsea well intervention project was suspended after a subcontracted control system failed. An alternative system is being prepared and we expect to resume commercial operations during the second half of 2018.

“Internationally, there has been a gradual increase in spending and activity levels in certain land markets, primarily in Latin America. We remain cautious about signaling a widespread international recovery as a number of market areas have yet to show signs of increasing activity, but we do see signs that a gradual upward trend, supported by higher oil prices, may continue.

“Looking back at 2017, it is amazing how fast our industry has returned to work. There are just as many challenges to manage during a recovery as there are in a downturn, but we have assembled an impressive workforce with the skills and experience to meet them. Looking ahead to 2018, I am confident that an improved oil price environment and economic outlook can lead to better than expected results and improving margins as our operating efficiency continues to improve.”

Fourth Quarter 2017 Geographic Breakdown

U.S. land revenue was $331.0 million in the fourth quarter of 2017, unchanged as compared with revenue of $331.4 million in the third quarter of 2017 and a 65% increase compared to revenue of $200.3 million in the fourth quarter of 2016. Gulf of Mexico revenue was $76.4 million, a sequential decrease of 17% from third quarter 2017 revenue of $91.7 million, and a 7% increase from revenue of $71.6 million in the fourth quarter of 2016. International revenue of $89.6 million increased 8% as compared with $82.9 million in the third quarter of 2017 and increased 9% as compared to revenue of $82.5 million in the fourth quarter of 2016.

Drilling Products and Services Segment

The Drilling Products and Services segment revenue in the fourth quarter of 2017 was $79.2 million, a 3% increase from third quarter 2017 revenue of $77.2 million and a 14% increase from fourth quarter 2016 revenue of $69.3 million.

U.S. land revenue increased 4% sequentially to $35.1 million, Gulf of Mexico revenue decreased 3% sequentially to $22.5 million and international revenue increased 7% sequentially to $21.6 million.

Onshore Completion and Workover Services Segment

The Onshore Completion and Workover Services segment revenue in the fourth quarter of 2017 was $232.7 million, a 6% decrease from third quarter 2017 revenue of $248.4 million, and a 55% increase from fourth quarter 2016 revenue of $150.6 million.

During the fourth quarter, the Company’s pressure pumping business sold less proppant than in the third quarter resulting from a greater number of its customers sourcing their own proppant. This change in customer behavior resulted in sequential revenue being approximately $18.9 million lower.

Production Services Segment

The Production Services segment revenue in the fourth quarter of 2017 was $118.2 million, a 21% increase from third quarter 2017 revenue of $97.3 million and a 46% increase from fourth quarter 2016 revenue of $81.0 million.

U.S. land revenue increased 37% sequentially to $55.0 million due to higher demand for most service lines, particularly coiled tubing and pressure control. Gulf of Mexico revenue increased 21% sequentially to $19.9 million due primarily to increased coiled tubing activity. International revenue increased 6% sequentially to $43.3 million due to higher levels of well intervention work in Latin America.

Technical Solutions Segment

The Technical Solutions segment revenue in the fourth quarter of 2017 was $66.9 million, a 19% decrease from third quarter 2017 revenue of $83.1 million and a 25% increase from fourth quarter 2016 revenue of $53.5 million.

U.S. land revenue decreased 10% sequentially to $8.2 million. Gulf of Mexico revenue decreased 35% sequentially to $34.0 million as completion tools activity was lower after a large scale project peaked in the third quarter. International revenue increased 12% to $24.7 million.

Conference Call Information

The Company will host a conference call at 9:00 a.m. Eastern Standard Time on Tuesday, February 20, 2018. The call can be accessed from the Company’s website at www.superiorenergy.com or by telephone at 800-239-9838. For those who cannot listen to the live call, a telephonic replay will be available through March 6, 2018 and may be accessed by calling 844-512-2921 and using the pin number 8365798.

About Superior Energy Services

Superior Energy Services, Inc. (NYSE:SPN) serves major, national and independent oil and natural gas companies around the world and offers products and services with respect to the various phases of a well’s economic life cycle. For more information, visit: www.superiorenergy.com.

The press release contains, and future oral or written statements or press releases by us and our management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause our actual results to differ materially from such statements. Such uncertainties include, but are not limited to: the cyclicality and volatility of the oil and gas industry, including changes in prevailing levels of capital expenditures, exploration, production and development activity; changes in prevailing oil and gas prices or expectations about future prices; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage for which we may have limited or no insurance coverage or indemnification rights; the effect of regulatory programs (including worker health and safety laws) and environmental matters on our operations or prospects, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services, or that future changes in climate change legislation could result in increased operating costs or reduced commodity demand globally; counter-party risks associated with reliance on key suppliers; risks associated with the uncertainty of macroeconomic and business conditions worldwide; changes in competitive and technological factors affecting our operations; credit risk associated with our customer base; the potential inability to retain key employees and skilled workers; challenges with estimating our oil and natural gas reserves and potential liabilities related to our oil and natural gas property; risk associated with potential changes of Bureau of Ocean Energy Management security and bonding requirements for offshore platforms; risks inherent in acquiring businesses; risks associated with cyber-attacks; risks associated with business growth during an industry recovery outpacing the capabilities of our infrastructure and workforce; political, legal, economic and other risks and uncertainties associated with our international operations; potential changes in tax laws, adverse positions taken by tax authorities or tax audits impacting our operating results; risks associated with our outstanding debt obligations and the potential effect of limiting our future growth and operations; our continued access to credit markets on favorable terms; and the impact that unfavorable or unusual weather conditions could have on our operations. These risks and other uncertainties related to our business are described in our periodic reports filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after such statements are made, including for example the market prices of oil and gas and regulations affecting oil and gas operations, which we cannot control or anticipate. Further, we may make changes to our business strategies and plans (including our capital spending and capital allocation plans) at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could or will affect our results. For all these reasons, actual events and results may differ materially from those anticipated, estimated, projected or implied by us in our forward-looking statements. We undertake no obligation to update any of our forward-looking statements for any reason and, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenues	$497,043	$354,418	$506,029	$1,874,076	$1,450,047

Cost of services and rentals (exclusive of depreciation, depletion, amortization and accretion)	356,628	321,132	368,279	1,398,695	1,123,274
Depreciation, depletion, amortization and accretion	107,565	117,954	108,751	438,716	509,971
General and administrative expenses	68,934	78,122	74,372	295,507	346,606
Reduction in value of assets	4,202	35,961	9,953	14,155	500,405

Loss from operations	(40,286)	(198,751)	(55,326)	(272,997)	(1,030,209)

Other income (expense):
Interest expense, net	(24,776)	(24,429)	(29,096)	(101,455)	(92,753)
Other income (expense)	(822)	519	(970)	(3,299)	22,621

Loss from continuing operations before income taxes	(65,884)	(222,661)	(85,392)	(377,751)	(1,100,341)

Income taxes	(87,762)	(56,402)	(28,203)	(190,740)	(267,001)

Net income (loss) from continuing operations	21,878	(166,259)	(57,189)	(187,011)	(833,340)

Loss from discontinued operations, net of income tax	(13,285)	(44,982)	(1,860)	(18,910)	(53,559)

Net income (loss)	$8,593	$(211,241)	$(59,049)	$(205,921)	$(886,899)

Basic earnings (losses) per share:
Net income (loss) from continuing operations	$0.14	$(1.10)	$(0.37)	$(1.22)	$(5.50)
Loss from discontinued operations	(0.08)	(0.30)	(0.02)	(0.13)	(0.35)

Net income (loss)	$0.06	$(1.40)	$(0.39)	$(1.35)	$(5.85)

Diluted earnings (losses) per share:
Net income (loss) from continuing operations	$0.14	$(1.10)	$(0.37)	$(1.22)	$(5.50)
Loss from discontinued operations	(0.08)	(0.30)	(0.02)	(0.13)	(0.35)

Net income (loss)	$0.06	$(1.40)	$(0.39)	$(1.35)	$(5.85)

Weighted average common shares:
Basic	153,085	151,741	153,082	152,933	151,558

Diluted	154,277	151,741	153,082	152,933	151,558

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	12/31/2017	12/31/2016
ASSETS

Current assets:
Cash and cash equivalents	$172,000	$187,591
Accounts receivable, net	398,056	297,164
Income taxes receivable	959	101,578
Prepaid expenses	42,128	37,288
Inventory and other current assets	134,032	130,772
Assets held for sale	13,644	27,158

Total current assets	760,819	781,551

Property, plant and equipment, net	1,316,944	1,605,365
Goodwill	807,860	803,917
Notes receivable	60,149	56,650
Intangible and other long-term assets, net	164,453	222,772

Total assets	$3,110,225	$3,470,255

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,716	$94,831
Accrued expenses	221,757	218,192
Income taxes payable	—	694
Current portion of decommissioning liabilities	27,261	22,164
Liabilities held for sale	6,463	8,653

Total current liabilities	375,197	344,534

Deferred income taxes	61,058	243,611
Decommissioning liabilities	103,136	101,513
Long-term debt, net	1,279,771	1,284,600
Other long-term liabilities	158,634	192,077

Total stockholders’ equity	1,132,429	1,303,920

Total liabilities and stockholders’ equity	$3,110,225	$3,470,255

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2017 AND 2016

(in thousands)

(unaudited)

	2017	2016
Cash flows from operating activities:
Net loss	$(205,921)	$(886,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	438,716	509,971
Reduction in value of assets	14,155	500,405
Other noncash items	(135,464)	(38,685)
Changes in working capital and other	(7,642)	(23,540)

Net cash provided by operating activities	103,844	61,252

Cash flows from investing activities:
Payments for capital expenditures	(164,933)	(80,548)
Other	58,869	6,309

Net cash used in investing activities	(106,064)	(74,239)

Cash flows from financing activities:
Net repayments of long-term debt	—	(337,576)
Other	(17,025)	(17,904)

Net cash used in financing activities	(17,025)	(355,480)

Effect of exchange rate changes in cash	3,654	(7,959)

Net decrease in cash and cash equivalents	(15,591)	(376,426)

Cash and cash equivalents at beginning of period	187,591	564,017

Cash and cash equivalents at end of period	$172,000	$187,591

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

REVENUE BY GEOGRAPHIC REGION BY SEGMENT

(in thousands)

(unaudited)

	Three months ended,
	December 31, 2017	September 30, 2017	December 31, 2016
U.S. land
Drilling Products and Services	$35,146	$33,779	$17,703
Onshore Completion and Workover Services	232,720	248,405	150,578
Production Services	55,010	40,123	19,984
Technical Solutions	8,161	9,118	12,060

Total U.S. land	$331,037	$331,425	$200,325

Gulf of Mexico
Drilling Products and Services	22,521	23,234	25,772
Onshore Completion and Workover Services	—	—	—
Production Services	19,864	16,487	22,256
Technical Solutions	34,027	51,991	23,614

Total Gulf of Mexico	$76,412	$91,712	$71,642

International
Drilling Products and Services	$21,559	$20,193	$25,855
Onshore Completion and Workover Services	—	—	—
Production Services	43,363	40,723	38,734
Technical Solutions	24,672	21,976	17,862

Total International	$89,594	$82,892	$82,451

Total Revenues	$497,043	$506,029	$354,418

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

(in thousands)

(unaudited)

	Three months ended,
Revenues	December 31, 2017	September 30, 2017	December 31, 2016
Drilling Products and Services	$79,226	$77,206	$69,330
Onshore Completion and Workover Services	232,720	248,405	150,578
Production Services	118,237	97,333	80,974
Technical Solutions	66,860	83,085	53,536

Total Revenues	$497,043	$506,029	$354,418

Adjusted Income (Loss) from Operations (1) (2)
Drilling Products and Services	$340	$1,165	$(10,640)
Onshore Completion and Workover Services	(9,888)	(20,879)	(63,311)
Production Services	(6,464)	(12,770)	(14,215)
Technical Solutions	3,176	12,995	(10,307)
Corporate and other	(23,248)	(25,884)	(27,128)

Total Adjusted Income (Loss) from Operations	$(36,084)	$(45,373)	$(125,601)

Adjusted EBITDA (1) (2)
Drilling Products and Services	$31,547	$33,004	$24,616
Onshore Completion and Workover Services	41,311	27,252	(13,374)
Production Services	12,420	6,563	7,901
Technical Solutions	8,022	21,024	(1,152)
Corporate and other	(21,819)	(24,465)	(25,638)

Total Adjusted EBITDA	$71,481	$63,378	$(7,647)

(1)	Adjusted income (loss) from operations and adjusted EBITDA exclude the impact of reduction in value of assets and other items.
(2)	Effective as of the fourth quarter of 2017, the Company changed the measurement used to evaluate the performance of its reportable segments to income (loss) from operations excluding allocated corporate expenses.

Non-GAAP Financial Measures

The following tables reconcile net loss from continuing operations on a consolidated basis and by segment, which are the directly comparable financial results determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted income/loss from operations and adjusted EBITDA on a consolidated basis and by segment (non-GAAP financial measures). These financial measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.

Consolidated Adjusted Net Loss From Continuing Operations Reconciliation

(in thousands)

(unaudited)

	Three months ended,
	December 31, 2017		September 30, 2017		December 31, 2016
	Consolidated	Per Share	Consolidated	Per Share	Consolidated	Per Share
Reported net income (loss) from continuing operations	$21,878	$0.14	$(57,189)	$(0.37)	$(166,259)	$(1.10)

Reduction in value of assets and other items	4,202	0.02	9,953	0.06	73,150	0.48
Income taxes	(716)	—	(3,287)	(0.02)	(18,529)	(0.12)
US Tax Reform (1)	(76,529)	(0.49)	—	—	—	—

Adjusted net loss from continuing operations	$(51,165)	$(0.33)	$(50,523)	$(0.33)	$(111,638)	$(0.74)

(1)	Recorded in Income Taxes in the consolidated statement of operations.

Reconciliation of Adjusted Income (Loss) from Operations and Adjusted EBITDA by Segment

(in thousands)

(unaudited)

	Three months ended, December 31, 2017
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Corporate and Other	Consolidated
Reported net income (loss) from continuing operations	$(1,016)	$(12,734)	$(6,464)	$4,116	$37,976	$21,878
Reduction in value of assets and other items	1,356	2,846	—	—	—	4,202
Interest expense, net	—	—	—	(940)	25,716	24,776
Other expense	—	—	—	—	822	822
Income taxes	—	—	—	—	(87,762)	(87,762)

Adjusted income (loss) from operations	$340	$(9,888)	$(6,464)	$3,176	$(23,248)	$(36,084)

Depreciation, depletion, amortization and accretion	31,207	51,199	18,884	4,846	1,429	107,565

Adjusted EBITDA	$31,547	$41,311	$12,420	$8,022	$(21,819)	$71,481

	Three months ended, September 30, 2017
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Corporate and Other	Consolidated
Reported net income (loss) from continuing operations	$1,165	$(22,717)	$(12,770)	$5,806	$(28,673)	$(57,189)
Reduction in value of assets and other items	—	1,838	—	8,115	—	9,953
Interest expense, net	—	—	—	(926)	30,022	29,096
Other expense	—	—	—	—	970	970
Income taxes	—	—	—	—	(28,203)	(28,203)

Adjusted income (loss) from operations	$1,165	$(20,879)	$(12,770)	$12,995	$(25,884)	$(45,373)

Depreciation, depletion, amortization and accretion	31,839	48,131	19,333	8,029	1,419	108,751

Adjusted EBITDA	$33,004	$27,252	$6,563	$21,024	$(24,465)	$63,378

	Three months ended, December 31, 2016
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Corporate and Other	Consolidated
Reported net income (loss) from continuing operations	$(24,501)	$(66,032)	$(25,240)	$(54,689)	$4,203	$(166,259)
Reduction in value of assets and other items	13,861	2,721	11,012	45,266	290	73,150
Interest expense, net	—	—	13	(884)	25,300	24,429
Other expense	—	—	—	—	(519)	(519)
Income taxes	—	—	—	—	(56,402)	(56,402)

Adjusted income (loss) from operations	$(10,640)	$(63,311)	$(14,215)	$(10,307)	$(27,128)	$(125,601)

Depreciation, depletion, amortization and accretion	35,256	49,937	22,116	9,155	1,490	117,954

Adjusted EBITDA	$24,616	$(13,374)	$7,901	$(1,152)	$(25,638)	$(7,647)